Exhibit 99.1

GEN Restaurant Group, Inc. Announces Third Quarter 2023 Financial Results

Cerritos, CA, November 14, 2023 - GEN Restaurant Group, Inc. (“GEN” or the “Company”), owner of GEN Korean BBQ, a fast-growing cook-it-yourself casual dining concept, today announced financial results for the third quarter ended September 30, 2023.

Highlights for the Third quarter ended September 30, 2023 were as follows:

•
Revenue increased 7.4% to $45.6 million, compared to $42.4 million in the third quarter of 2022;
•
Comparable restaurant sales decreased 1.2% as compared to fiscal 2022;
•
Income from operations was $2.5 million and 5.4% of revenue;
•
Restaurant-level adjusted EBITDA(1) was $8.4 million and 18.4% of revenue;
•
Net Income was $2.6 million and 5.8% of revenue;
•
Adjusted EBITDA(1) was $5.0 million and 11.0% of revenue inclusive of pre-opening expense of approximately $0.4 million.;

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(1) Adjusted EBITDA and restaurant-level adjusted EBITDA are non-GAAP measures. For reconciliations of adjusted EBITDA and restaurant-level adjusted EBITDA to the most directly comparable GAAP measure see the accompanying financial tables. For definitions and a discussion of why we consider them useful, see “Non-GAAP Measures” below.

David Kim, Co-Chief Executive Officer of GEN Restaurant Group, Inc. stated, “We’re pleased with the performance of our four new restaurants in Chandler, Manhattan, Miracle Mile, and Webster. These restaurants are collectively generating annualized average unit volumes of approximately $5 million and currently on track for an average payback period of approximately 2.1 years, in-line with our expectations. As we look ahead, we already have 12 leases signed or in final signing stages for new units and an additional 8 locations in the LOI stage of negotiation for a total of 20 future locations. With leases for the majority of our 2024 locations signed or in final stages of negotiation, we are now in the process of securing our 2025 and 2026 locations, and we remain confident in the long-term trajectory of our unique brand.”

Third Quarter 2023 Financial Results

Revenue was $45.6 million in the third quarter of 2023 compared to $42.4 million in the third quarter of 2022. Comparable restaurant sales decreased 1.2% in the third quarter of 2023 compared to the same period last year.

Total restaurant operating expenses as a percentage of revenue increased by 260 basis points to 86.2% in the third quarter of 2023 from 83.6% in the third quarter of 2022 primarily driven by the following:

•
Cost of goods sold decreased 100 basis points primarily due to more favorable year-over-year commodity pricing and ongoing negotiations with our vendors.
•
Payroll and benefits increased 190 basis points due to increases in minimum wage rates in certain markets in which we operate, short-term higher labor costs in newly open restaurants as we train staff and management, and increases in managers in training in preparation for our ramp up in new restaurant development.
•
Occupancy costs increased 80 basis points primarily due to four new restaurant openings since the third quarter of 2022, including openings on the strip in Las Vegas and New York, which are higher rent markets.
•
Other operating costs increased 30 basis points.
•
Depreciation and amortization increased 10 basis points.
•
Restaurant pre-opening expenses increased 65% to $0.7 million for the third quarter of 2023 due to the timing of new store openings.

General and administrative expenses increased by $1.6 million to $3.8 million for the third quarter of 2023. As a percentage of revenues, general and administrative expenses were approximately 8.3% including management fees.

Net income was $2.6 million and 5.8% of revenue.

Adjusted EBITDA was $5.0 million and 11.0% of revenue inclusive of pre-opening expense of approximately $0.7 million.

Development Update

Subsequent to the end of the third quarter of 2023, the Company opened one new restaurant, bringing the total restaurant count to 35 as of November 14, 2023.

•
Westheimer Road in Houston, TX opened in October 2023

The following definitions apply to terms as used in this release:

Comparable restaurant sales refers to the change in year-over-year sales for the comparable restaurant base. We include restaurants in the comparable restaurant base that have been in operation for at least 18 full months prior to the accounting period presented. Once a restaurant has been open 18 full months, it must have had continuous operations during both the current period and the prior year period being measured to remain a comparable restaurant. If operations were to be substantially impacted by unusual events that closed the location or significantly changed its capacity, that location is excluded from the comparable sales calculation until it has been operating continuously under normal conditions for both the current period and the prior year comparison period.

Total restaurant operating expenses includes food cost, payroll & benefits, occupancy, operating, depreciation and amortization, and pre-opening costs.

Non-GAAP Measures

Restaurant-level adjusted EBITDA represents income (loss) from operations plus adjustments to add-back the following expenses: depreciation and amortization, pre-opening costs, general and administrative expenses, related party consulting fees, management fees and non-cash lease expense. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted EBITDA represents net income (loss) before net interest expense, income taxes, depreciation and amortization, and consulting fees paid to a related party and we also exclude non-recurring items, such as stock-based compensation expense, gain on extinguishment of debt, and Restaurant Revitalization Fund, or RRF, grants, employee retention credits, litigation accruals, aborted deferred IPO costs written off, non-cash lease expenses and non-cash lease expense related to pre-opening costs. Management believes that restaurant-level adjusted EBITDA is useful to investors because this measure highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods .

Conference Call

The Company will host a conference call to discuss financial results for the third quarter of 2023 today at 5:00 p.m. Eastern Time. David Kim, Co-Chief Executive Officer, and Tom Croal, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-689-8263. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13741320. The replay will be available until Tuesday, November 21, 2023.

The conference call will also be webcast live from the Company’s corporate website at www.genkoreanbbq.com under the Investor section. An archive of the webcast will be available on the Company’s corporate website shortly after the call has concluded.

About GEN Restaurant Group, Inc.

GEN Korean BBQ is a fast-growing cook-it-yourself casual dining concept with over 30 locations in 7 states. The Company offers guests a unique dining experience where guests serve as their own chefs preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience. For more information, please visit GEN’s website at www.genkoreanbbq.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “believe,” “intend,” “expect”, “will,” “may”, and other similar words or expressions that predict or indicate future events. All statements that are not statements of historical fact are forward-looking statements, including any statements regarding our strategy, future operations, and growth prospects, any statements regarding future economic conditions or performance, any statements of belief or expectation, and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Registration Statement on Form S-1(File No. 333-272253), as amended, and in our subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Investor Relations

Jeff Priester

(332) 242-4370

investor@genbbqoffice.com

GEN RESTAURANT GROUP

Condensed Consolidated Income Statements

(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenue	$45,564	$42,419	$135,899	$122,880
Restaurant operating expenses:
Food cost	14,523	13,954	43,614	40,968
Payroll and benefits	14,444	12,649	42,419	36,128
Occupancy expenses	3,772	3,168	10,876	9,051
Operating expenses	4,582	4,159	13,007	11,178
Depreciation and amortization	1,232	1,095	3,476	3,234
Pre-opening Costs	723	437	2,123	975
Total restaurant operating expenses	39,276	35,462	115,515	101,534
General and administrative	3,802	2,191	7,815	5,720
Consulting fees - related party	—	1,320	2,325	4,897
Management fees	—	588	1,176	1,745
Depreciation and amortization - corporate	21	9	58	24
Total costs and expenses	43,099	39,570	126,889	113,920
Income from operations	2,465	2,849	9,010	8,960
Gain on extinguishment of PPP debt	—	—	—	387
Employee retention credits	—	64	2,483	2,583
Other income (loss)	—	(6)	(7)	(854)
Interest expense, net	190	(203)	(206)	(440)
Equity in income of equity method investee	53	70	520	921
Net income before income taxes	2,708	2,774	11,800	11,557
Provision for income taxes	(74)	—	(171)	—
Net income	2,634	2,774	11,629	11,557
Less: Net Income attributable to noncontrolling interest	2,297	387	3,198	1,067
Net income attributable to Gen Restaurant Group, Inc.	337	2,387	8,431	10,490

Net income attributable to Class A common stock per share - basic and diluted (1)	$337	—	$348	—

Weighted-average shares of Class A common stock outstanding - basic (1)	4,140	—	4,140	—
Weighted-average shares of Class A common stock outstanding - diluted (2)	4,140	—	4,140	—

Net income per share of Class A common stock - basic	$0.08	—	$0.08	—
Net income per share of Class A common stock - diluted	$0.08	—	$0.08	—
(1) Basic and diluted net loss per Class A common stock is presented only for the period after the Company's organizational transactions.

GEN RESTAURANT GROUP

Selected Balance Sheet Data and Selected Operating Data

(in thousands, except restaurants and percentages; unaudited)

	Nine months ended September 30,	December 31,
	2023	2022
(amounts in thousands)	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$32,149	$11,195
Total assets	$175,628	$138,878
Total liabilities	$139,117	$144,139
Total Stockholders' equity	$35,011	$(5,261)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Selected Operating Data	(unaudited)		(unaudited)
Restaurants at end of period	34	30	34	30
Comparable restaurant sales performance	-1.2%	n/a	n/a	n/a
Net income	2,634	2,774	11,629	11,557
Net income margin	5.8%	6.5%	8.6%	9.4%

Adjusted EBITDA	5,012	5,851	17,207	19,155
Adjusted EBITDA margin	11.0%	13.8%	12.7%	15.6%

Income from operations	2,465	2,849	9,010	8,960
Income from operations margin	5.4%	6.7%	6.6%	7.3%

Restaurant level Adjusted EBITDA	8,387	8,566	26,286	25,762
Restaurant level Adjusted EBITDA margin	18.4%	20.2%	19.3%	21.0%

GEN RESTAURANT GROUP

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands; unaudited)

(amounts in thousands)	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
EBITDA:
Net income	$2,634	$2,774	$11,629	$11,557
Net Income Margin	5.8%	6.5%	8.6%	9.4%
Interest expense, net	(190)	203	206	440
Provision for income taxes	74	—	171	—
Depreciation and amortization	1,253	1,104	3,534	3,258
EBITDA	$3,771	$4,081	$15,540	$15,255
EBITDA Margin	8.3%	9.6%	11.4%	12.4%

Adjustments to EBITDA:
EBITDA	$3,771	$4,081	$15,540	$15,255
Stock-based compensation expense (1)	759	—	759	—
Gain on extinguishment of debt (2)	—	—	—	(387)
Consulting fees - related party (3)	—	1,320	2,325	4,897
Employee retention credits (4)	—	(64)	(2,483)	(2,583)
Litigation accrual (5)	—	—	—	850
Non-cash lease expense (6)	144	77	303	207
Non-cash lease expense related to pre-opening costs (7)	338	437	763	916
Adjusted EBITDA	$5,012	$5,851	$17,207	$19,155
Adjusted EBITDA Margin	11.0%	13.8%	12.7%	15.6%

Reconciliation of Income from Operations to Restaurant-level Adjusted EBITDA

(in thousands; unaudited)

(amounts in thousands)	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Income from Operations	$2,465	$2,849	$9,010	$8,960
Income Margin from Operations	5.4%	6.7%	6.6%	7.3%
Depreciation and amortization	1,253	1,104	3,534	3,258
Pre-opening costs	723	437	2,123	975
General and administrative	3,802	2,191	7,815	5,720
Consulting fees - related party	-	1,320	2,325	4,897
Management Fees	-	588	1,176	1,745
Non-cash lease expense	144	77	303	207
Restaurant-Level Adjusted EBITDA	$8,387	$8,566	$26,286	$25,762
Restaurant-Level Adjusted EBITDA Margin	18.4%	20.3%	19.3%	21.0%

(1) COVID-19 capacity restrictions continued into the first quarter of 2022, therefore the calculations of comparable sales could only begin with the periods starting with the second quarter of 2023, as its comparable period in the prior year, the second quarter of 2022, was the first quarter of normal operations.

(2) Gain on extinguishment of debt: In the first quarter of 2022, we received loan forgiveness from the SBA related to the PPP Loans in the amount of $0.4 million. We do not anticipate receiving additional funds as the program has not been extended under the CARES Act.

(3) Consulting fees—related party: We do not anticipate these costs being incurred beyond the first three months after completion of the offering.

(4) Employee retention credits: These are refundable credits recognized under the provisions of the CARES Act.

(5) Litigation accruals: This is an accrual in 2022 related to a specific, one-time, litigation claim.

(6) Non-cash lease expense: This reflects the extent to which lease expense is greater than or less than contractual rent.

(7) Non-cash lease expense related to pre-opening costs: Cost for stores in development in which the lease expense is greater than the contractual rent.